Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Differential Brands Group Inc. and its subsidiaries (the “Company”) of our report dated February 29, 2016, related to the consolidated financial statements and financial statement schedule of the Company as of and for the years ending November 30, 2015 and 2014, appearing in the Annual Report on Form 10-K for the year ended November 30, 2015, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Los Angeles, California

November 28, 2016